MuniYield Michigan Insured Fund, Inc.

File No. 811-6692

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

During the fiscal year the following Directors and/or Officers of the Registrant or Adviser to the Registrant were subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant, and failed to file Forms 3 or 4 on a timely basis:

A Form 4 should have been filed on behalf of Mr. Michael G. Clark, Senior Vice President to the Investment Advisor, by March 10, 2000; however a late filing was made on July 6, 2000.

A Form 3 should have been filed on behalf of Mr. Stephen B. Swensrud, Director to the Registrant, by March 11, 2000; however a late filing was made on April 11, 2000.

A Form 3 should have been filed on behalf of Ms. Alice A. Pellegrino, Secretary to the Registrant, by May 5, 1999; however a late filing was made on February 10, 2000.